EXHIBIT 3.1
Execution Copy
AMENDMENT NO. 2 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC
          This AMENDMENT NO. 2, dated as of September 17, 2007 (this “Amendment”), to the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of November 30, 2006 (as in effect from time to time, the “LLC Agreement”), by and among GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company, and GM Preferred Finance Co. Holdings Inc., a Delaware corporation, as members of GMAC LLC, a Delaware limited liability company (“GMAC”), and each other person who at any time becomes a member of GMAC in accordance with the terms of the LLC Agreement, is made by and between GM Holdco and FIM, in their capacity as the Joint Majority Holders. Capitalized terms used but not defined herein shall have the meanings set forth in the LLC Agreement.
          WHEREAS, GM Holdco and FIM desire to clarify that transactions subject to Section 8.9(b) and Section 8.10(b) of the LLC Agreement exclude dealings among the Company and its Subsidiaries that do not involve the Members or their non-Subsidiary Affiliates;
          WHEREAS, GM Holdco and FIM desire to amend Section 8.13 of the LLC Agreement to permit committees of the GMAC LLC Board of Managers (“Board”) to (a) have the authority of the Board with respect to matters subject to the approval rights set forth in Section 8.9, so long as the Joint Majority Holders first consent in writing to such delegation, and (b) act on such delegated matters, notwithstanding the voting requirements set forth in Section 8.9, in accordance with any terms and conditions of such delegation;
          WHEREAS, GM Holdco and FIM desire to amend Section 8.14 of the LLC Agreement to clarify that Section 8.14(b) does not apply to delegations of authority to a committee of the Board pursuant to Section 8.13; and
          WHEREAS, GM Holdco and FIM constitute the Joint Majority Holders and all of the parties to the LLC Agreement that are required, pursuant to Sections 7.10(a)(viii) and 14.1 thereof, to amend certain of the terms of the LLC Agreement as set forth in this Amendment;
          NOW, THEREFORE, the parties hereto agree as follows:
          1. Amendment. The LLC Agreement is amended as follows:
          (a) The definition of “Affiliate” is hereby amended by replacing it with the following, which applies retroactively:
“ “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, excluding any employee benefit plan or related trust. For purposes of Section 8.9(b) and Section 8.10(b), the definition of “Affiliate” does not include any Subsidiary of the Company.”
          (b) Section 8.13(c) of the LLC Agreement is hereby amended by replacing it with the following:
“No committee of the Board of Managers shall have the authority of the Board of Managers with respect to any matters (i) subject to the approval rights set forth in Section 7.10 and Section 8.10, (ii) subject to the approval rights set forth in Section 8.9, unless the Joint Majority holders first consent in writing to such delegation, in which case (x) the voting requirements set forth in Section 8.9 will not apply to matters that come before the committee notwithstanding any other provision of this Agreement and (y) the committee will act on delegated matters that come before it in accordance with any terms and conditions of such delegation, or (iii) otherwise subject to the approval rights of the Joint Majority Holders or the Independent Managers.”
          (c) Section 8.14 of the LLC Agreement is hereby amended by replacing it with the following:
“The Board of Managers may, from time to time (acting in any applicable case with any required consent under this Agreement), delegate to any Person (including any Member, Officer or Manager) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion, except with respect to any matters (a) subject to the approval rights set forth in Section 7.10 and Section 8.10, (b) subject to the approval rights set forth in Section 8.9, other than delegations to a committee of the Board of Managers pursuant to Section 8.13(c), or (c) otherwise subject to the approval rights of the Joint Majority Holders or the Independent Managers. Any delegation pursuant to this Section 8.14 may be revoked at any time and for any reason or no reason by the Board of Managers.”
          2. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, covenants, obligations or agreements contained in the LLC Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.
          3. Counterparts. This Amendment may be executed in any number of counterparts, which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.
          4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
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[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC
          IN WITNESS WHEREOF, the undersigned have executed this Amendment dated as of the date first written above.

THE JOINT MAJORITY HOLDERS:

FIM HOLDINGS LLC

By:

Name:
Title:
Date:

GM FINANCE CO. HOLDINGS LLC

By:

Name:
Title:
Date: